Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. on Form S-3 of our report dated March 9, 2011 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2010, and to the reference to us under the heading of “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Indianapolis, Indiana
July 29, 2011